Chuy’s Holdings, Inc. Announces Third Quarter 2014 Financial Results

AUSTIN, Texas, November 4, 2014 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 28, 2014.
Highlights for the third quarter ended September 28, 2014 were as follows:

•	Revenue increased 19.9% to $64.1 million from $53.5 million in the third quarter of 2013.

•
Comparable restaurant sales increased 3.0% as compared to the same period in 2013, the 17th consecutive quarter of comparable restaurant sales growth, including a 1.3% increase in average weekly customers and a 1.7% increase in average check.

•	Net income was $3.1 million, or $0.19 per diluted share, compared to $2.8 million, or $0.17 per diluted share, in the third quarter of 2013.

•	Restaurant-level EBITDA(1) increased 13.2% to $11.1 million from $9.8 million in last year’s third quarter.

•	Four new restaurants opened during the third quarter of 2014.

(1)
Restaurant-level EBITDA is a non-GAAP measure. For a reconciliation of restaurant-level EBITDA to GAAP net income and discussion of why we consider it useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We are pleased with the continued strength of our top line growth. Our revenue increase of 19.9% was led by a comparable restaurant sales increase of 3.0%, which is our 17th straight quarter of comparable restaurant sales growth. Our made-from-scratch, Tex Mex-inspired menu, commitment to value and upbeat, irreverent atmosphere continue to clearly resonate with our guests. Our results continue to reflect near-term cost challenges related to commodities and the ongoing inefficiencies at our non-comparable restaurants which comprise 33% of our open restaurants. Based upon these challenges, and the performance year-to-date, we have revised our key assumptions for the full year guidance and have adjusted our projections accordingly.”
Added Hislop, “With eleven new restaurants opened this year, as of today, our 2014 development plan is complete. Our development strategy will continue to include opening a majority of our new units through 2015 in developing markets where new restaurants exist. While building the awareness in these new markets will take time, we believe this strategy will continue to drive awareness for the Chuy’s brand, provide a solid geographic footprint for continued growth and improve efficiencies in operations.”

Third Quarter 2014 Financial Results
Revenue increased $10.6 million, or 19.9%, to $64.1 million in the third quarter of 2014 compared to the third quarter of 2013. The increase was primarily driven by $10.9 million in incremental revenue from an additional 140 operating weeks provided by 14 new restaurants opened during and subsequent to the third quarter of 2013. These increases were partially offset by a decrease in revenue related to non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 3.0% in the third quarter of 2014 as compared to the same period in 2013. The increase in comparable sales was driven by a 1.7% increase in average check and a 1.3% increase in average weekly customers. The comparable restaurant base consisted of 39 restaurants during the third quarter of 2014.
Total restaurant operating costs as a percentage of revenue increased to 82.7% in the third quarter of 2014 from 81.7% in the third quarter of 2013, driven primarily by the impact of higher labor costs as a percentage of revenue related to increased training and staffing levels and lower restaurant volumes at certain of our newer restaurants; higher food costs as a percentage of revenue, particularly beef, chicken and dairy costs; and higher utility costs as a percentage of revenue. These increased costs were partially offset by lower liquor taxes as a result of a new liquor tax law in Texas, which went into effect on January 1, 2014 and lower property tax expense as a percentage of revenue related to some of our newly opened restaurants.
Net income for the third quarter of 2014 was $3.1 million, or $0.19 per diluted share, compared to $2.8 million, or $0.17 per diluted share, in the third quarter of 2013.
Development Update
During the third quarter, four new Chuy’s restaurants were opened — San Antonio, Texas; Kennesaw, Georgia; Fairfax, Virginia; and Sugarland, Texas. Subsequent to the end of the third quarter, one additional Chuy’s restaurant was opened in Springfield, Virginia which completes our development for 2014.

2014 Outlook
The Company has revised its fiscal year 2014 guidance and now expects its diluted net income per share to range from $0.67 to $0.69 versus a previous range of $0.76 to $0.78. The net income guidance for fiscal year 2014 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.7% to 2.9% (versus a range of 2.3% to 2.6% previously);

•	Food cost inflation for the full year of approximately 4.5% to 5.0% (versus a range of 3.0% to 4.0% previously);

•	Labor cost as a percentage of revenue of approximately 33.8% to 34.0%;

•	Restaurant pre-opening expenses of approximately $4.4 million;

•	General and administrative expense of approximately $12.0 million (versus a range of $12.5 million to $13.0 million previously);

•	An effective tax rate of approximately 28% to 29% (versus a range of 29% to 31% previously);

•	The opening of 11 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of approximately $27.5 million to $30.0 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2014 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 888-801-6498 or for international callers by dialing 913-312-1488. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 3269301. The replay will be available until November 11, 2014. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors tab. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 59 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, including the Company’s fiscal year 2014 guidance and the related assumptions, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Revenue	$64,107	$53,476	$183,342	$153,601

Costs and expenses:
Cost of sales	18,110	14,863	51,618	42,064
Labor	21,763	17,552	61,279	49,267
Operating	8,966	7,658	25,122	21,742
Occupancy	3,782	3,221	11,140	9,220
General and administrative	2,876	2,418	8,738	7,720
Secondary offering costs	—	—	—	925
Marketing	422	409	1,327	1,163
Restaurant pre-opening	1,273	983	3,733	3,004
Depreciation and amortization	2,663	2,324	7,418	6,418
Total costs and expenses	59,855	49,428	170,375	141,523
Income from operations	4,252	4,048	12,967	12,078
Interest expense	36	23	77	80
Income before income taxes	4,216	4,025	12,890	11,998
Income tax expense	1,110	1,209	3,706	3,381
Net income	$3,106	$2,816	$9,184	$8,617

Net income per common share:
Basic	$0.19	$0.17	$0.56	$0.53
Diluted	$0.19	$0.17	$0.55	$0.52

Weighted-average shares outstanding:
Basic	16,436,585	16,344,454	16,423,301	16,241,661
Diluted	16,706,865	16,712,618	16,711,794	16,658,585

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	September 28, 2014	December 29, 2013
Cash and cash equivalents	$3,493	$5,323
Total assets	170,825	151,162
Long-term debt	8,750	6,000
Total stockholders’ equity	115,445	104,488

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, secondary offering costs, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.
Pro forma net income represents our net income plus the expenses incurred related to our secondary offerings, less the pro forma incremental income tax expense resulting from discrete tax items in 2013.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Net income as reported	$3,106	$2,816	$9,184	$8,617
Income tax provision	1,110	1,209	3,706	3,381
Interest expense	36	23	77	80
General and administrative	2,876	2,418	8,738	7,720
Secondary offering costs	—	—	—	925
Restaurant pre-opening expenses	1,273	983	3,733	3,004
Depreciation and amortization	2,663	2,324	7,418	6,418
Restaurant-level EBITDA	$11,064	$9,773	$32,856	$30,145

Restaurant-level EBITDA margin (1)	17.3%	18.3%	17.9%	19.6%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013

Net income as reported	$3,106	$2,816	$9,184	$8,617
Secondary offering costs (1)	—	—	—	925
Income tax expense (2)	—	—	—	(497)
Pro forma net income	$3,106	$2,816	$9,184	$9,045

Net income per share - pro forma:
Basic - pro forma	$0.19	$0.17	$0.56	$0.56
Diluted - pro forma	$0.19	$0.17	$0.55	$0.54

Weighted-average shares outstanding - pro forma:
Basic - pro forma	16,436,585	16,344,454	16,423,301	16,241,661
Diluted - pro forma	16,706,865	16,712,618	16,711,794	16,658,585

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.	Reflects the elimination of the offering expenses associated with the two secondary offerings completed in January 2013 and April 2013.

2.
In 2013, the tax expense for the thirty-nine weeks ended September 29, 2013 reflects the elimination of the favorable impact of a one-time tax adjustment for incremental employment tax credits from open tax years offset by the unfavorable tax impact of the non-deductible secondary offering costs.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com